EXHIBIT 99

                              SHERRILL W. HUDSON
                            745 SAN ESTEBAN AVENUE
                         CORAL GABLES, FLORIDA 33146

                               January 10, 2003

VIA FACSIMILE NO.:  (303) 893-1379


Mr. Richard E. Gathright
Streicher Mobile Fueling, Inc.
800 W. Cypress Creek Road, Suite 580
Ft. Lauderdale, Florida 33309

Dear Richard,

      This letter is to confirm our telephone conversation today informing you of my decision to resign from the Streicher Board effective on January 15, 2003.

      At the time of joining your board, I told both you and Wendall Beard that I hoped to join a few large company boards and when that happened I would no longer be able to serve on the Streicher Board.

      This process has unfolded much more quickly than any of us expected. I have recently joined the boards of two large companies and will in all probability be invited onto another large company board later this month.
All of these commitments will require significant time. Accordingly, I will not be able to devote the necessary time to Streicher matters.

      Because of my short tenure, I think it is only fair that I relinquish my right to the stock options granted to me which I formally do with this letter.

      I wish the company and you all the best.

                                    Sincerely,


                                    /s/Sherrill W. Hudson
                                    Sherrill W. Hudson

SWH/mr

cc:  S. Lee Terry, Jr., Esq. - (Via Facsimile)